Exhibit 99.1
MICROFLUIDICS INTERNATIONAL CORPORATION ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS
Company Reports Net Income, Strong Demand by Vaccine Developers and Manufacturers

Newton, MA, November 2, 2009 - Microfluidics International Corporation (OTCBB: MFLU), today reported unaudited financial results for the third quarter ended September 30, 2009.

Third quarter accomplishments:
•	Earned net income for the third quarter of $425,000
•	Achieved $650,000 in earnings before interest, taxes, depreciation and amortization (EBITDA)
•	Delivered strong bookings in the third quarter of $4.8 million and a backlog of $4.75 million as of September 30, 2009
•	Generated $4.5 million in revenue for the third quarter, a 27% increase over the same period in 2008

“I am pleased to report that the strategic plan we implemented a year ago has led us to our first profitable quarter since my joining the Company,” said Michael C. Ferrara, Chief Executive Officer of Microfluidics. “We will continue to innovate with new products, increase international representative and distributor coverage, streamline costs and improve quality in support of our customers as we strive to carry this positive momentum through the second half of the year and into 2010.”

“The initiatives and strong cost controls implemented in the first half of the year are yielding tangible results,” said Peter Byczko, Vice President of Finance and Chief Accounting Officer. “Demand in our product line remains strong, especially within our core biopharmaceutical markets and customers are exhibiting increased interest in value-added services as they realize the importance of maximizing machine uptime and availability. We are pleased with our results and will continue to work to improve the financial position of the Company.”

Third Quarter Financial Results:

Revenues for the three months ended September 30, 2009 were $4.5 million, an increase of $1.0 million, or 27%, as compared to revenues of $3.5 million for the three months ended September 30, 2008. North American revenues were $3.2 million an increase of 63% as compared to $2.0 million in the third quarter of 2008.  The increase in North America was offset by a 19% decrease in foreign sales from $1.5 million for the third quarter of 2008 to $1.3 million for the third quarter of 2009. Our gross margin increased to 66% in the third quarter of 2009.  This increase is attributable to pricing actions taking effect and appropriately adjusting our pricing to cover additional services requested by our customers. Net income was $425,000, or $0.04 per diluted share, for the three months ended September 30, 2009 as compared to a net loss of $1.1 million, or $0.10 per diluted share, for the same period in 2008.

EBITDA was $650,000 for the three months ended September 30, 2009 compared with a $930,000 EBITDA loss for the same period in 2008. EBITDA is a Non-GAAP financial measure.  A reconciliation of GAAP net income to Non-GAAP EBITDA is provided in the financial tables that accompany this release and is discussed under the section below titled “Non-GAAP Financial Measures.”

Year to Date Financial Results:

Revenues for the nine months ended September 30, 2009 were $11.5 million, an increase of $83,000, or 1%, as compared to revenues of $11.4 million for the nine months ended September 30, 2008. Net loss was $442,000, or $0.04 per diluted share, for the nine months ended September 30, 2009 as compared to $2.3 million net loss, or $0.22 per diluted share, for the same period in 2008.

EBITDA was $230,000 for the nine months ended September 30, 2009 compared with $2.1 million EBITDA loss for the same period in 2008.

Live Webcast:
Microfluidics International Corporation will host a webcast on Monday, November 2, 2009 at 4:30 p.m. Eastern Time. Participants are invited to attend the call by visiting www.microfluidicscorp.com or by dialing 866-356-4281 (within the United States) or 617-597-5395 (outside the United States). The passcode for participants is 96732749.

A replay will be available approximately two hours after the live call through November 9, 2009. To access the replay, dial 888-286-8010 (within the United States) or 617-801-6888 (outside the United States). The passcode for participants is 69691770. A replay will also be posted on the Company’s website approximately two hours after the live call and will be available for a period of 30 days.

About Microfluidics International Corporation

Microfluidics International Corporation designs, manufactures and distributes patented and proprietary high performance Microfluidizer® materials processing and formulation equipment to the biotechnology, pharmaceutical, chemical, cosmetics and inkjet ink industries. The Company applies its 20 plus years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid particles available and has provided manufacturing systems for nanoparticle products for more than 15 years.

Microfluidics is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production. More than 3,000 systems are in use and afford significant competitive and economic advantages to the Company’s equipment customers.

Non-GAAP Financial Measures:

In addition to the results reported in accordance with generally accepted accounting standards (GAAP) within this release, the Company may reference certain information that is considered a non-GAAP financial measure, including EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation, and amortization, excluding non-cash stock compensation expense recognized and severance payments.  Management believes these measures are useful and relevant to management for operational planning and decision making purposes, and informative to investors in their analysis of the Company’s underlying business and operating performance. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by the Company may not be comparable to similarly titled measures reported by other companies. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits.

Safe Harbor for Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "plan," "outlook," and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: our ability to access sufficient working capital, including a new working capital line; our continued compliance with the representations, warranties and covenants under our existing convertible debenture; our continued history of losses, which includes net losses in three of the last five fiscal years; the timing and size of customer orders for our products; the adoption, timing and performance of new technology and products developed by us; changes and advances in technology that may make our products obsolete or reduce demand for our products; our ability to protect and maintain the confidentiality of our intellectual property; our ability to retain key employees and our reliance on a new management team; changes in governmental rules and regulations, including those regulating the exportation of goods; and general economic and business conditions and the financial crisis, including those adversely effecting the pharmaceutical and biotechnology industries. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in our forward-looking statements, see Item 1A, "Risk Factors" of our most recently filed Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and our other periodic reports filed with the SEC. You should not place undue reliance on our forward-looking statements, which speak only as of the date they are made. We are providing this information as of this date, and we do not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

--Financial Charts to Follow—

MICROFLUIDICS INTERNATIONAL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited - in thousands, except share and per share amounts)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,694	$1,895
Accounts receivable, net of allowance of $44 at both September 30, 2009 and December 31, 2008	2,582	2,181
Inventories	2,802	2,723
Prepaid and other current assets	338	320
Total current assets	7,416	7,119

Property and equipment, net	954	1,121
Other non-current assets	447	480
Total assets	$8,817	$8,720

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$820	$986
Accrued expenses	1,140	1,233
Customer advances	1,039	436
Total current liabilities	2,999	2,655

Long-term liabilities
Convertible debt	4,666	4,625
Total liabilities	7,665	7,280

Stockholders’ equity:

Common stock; $.01 par value; 30,000,000 and 20,000,000 shares authorized; 10,622,728 and 10,592,228 shares issued; 10,387,282 and 10,356,782 shares outstanding as of September 30, 2009 and December 31, 2008, respectively.	106	106
Additional paid-in capital	18,196	18,042
Accumulated deficit	(16,481)	(16,039)
Treasury stock, 235,446 shares, at cost, as of September 30, 2009 and December 31, 2008	(669)	(669)
Total stockholders’ equity	1,152	1,440
Total liabilities and stockholders’ equity	$8,817	$8,720

MICROFLUIDICS INTERNATIONAL CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited - in thousands, except share and per share amounts)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$4,462	$3,511	$11,490	$11,407
Cost of sales	1,533	1,708	4,679	5,542
Gross profit	2,929	1,803	6,811	5,865

Operating expenses:
Research and development	418	569	1,263	1,631
Selling	995	1,199	3,123	3,327
General and administrative	965	1,057	2,491	3,174
Total operating expenses	2,378	2,825	6,877	8,132

Income (loss) from operations	551	(1,022)	(66)	(2,267)
Interest expense	(126)	(39)	(378)	(50)
Interest income	—	—	2	21
Net Income (loss)	$425	$(1,061)	$(442)	$(2,296)

Net loss per common share:
Basic	$0.04	$(0.10)	$(0.04)	$(0.22)
Diluted	$0.04	$(0.10)	$(0.04)	$(0.22)
Weighted average number of common and common equivalent shares outstanding:
Basic	10,387,282	10,299,938	10,376,949	10,278,633
Diluted	10,474,532	10,299,938	10,376,949	10,278,633

U.S. GAAP to Non-GAAP Measure Reconciliations and
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(In thousands, except share and per share amounts)
(unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,

	2009	2008	2009	2008

Net income (loss)	$425	$(1,061)	$(442)	$(2,297)

Net interest expense (income)	126	39	378	29
Depreciation and amortization	96	91	291	174
EBITDA (Non-GAAP Measure)	647	(931)	227	(2,094)

Severance	-	-	415	164
Non-cash compensation	56	63	144	171
Adjusted EBITDA	$703	$(868)	$786	$(1,759)

Weighted average number of
common and common equivalent
shares outstanding:
Basic:	10,387,282	10,299,938	10,376,949	10,278,633
Diluted:	10,474,532	10,299,938	10,376,949	10,278,633

EBITDA per common share
(Non-GAAP Measure):
Basic:	$0.04	$(0.10)	$(0.04)	$(0.22)
Diluted:	$0.04	$(0.10)	$(0.04)	$(0.22)